Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 27, 2017	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Strong Third Quarter 2017 Results;

Balance Sheet Transformed with Significant Debt Reduction

Third Quarter 2017 Highlights

•                 Net income was $179 million compared to $64 million in the prior year period and $183 million in the prior quarter.

•                 Adjusted EBITDA was $340 million (16% EBITDA margin), impacted by $50 million from Hurricane Harvey, compared to $234 million in the prior year period and $299 million in the prior quarter.

•                 Diluted income per share was $0.60 compared to $0.23 in the prior year period and $0.69 in the prior quarter.

•                 Adjusted diluted income per share was $0.67 compared to $0.31 in the prior year period and $0.59 in the prior quarter.

•                 Net cash provided by operating activities was $261 million. Free cash flow generation was $227 million.

•                 The balance sheet was transformed by applying the $1.2 billion in Venator IPO net proceeds to reduce Huntsman debt.  On October 25, 2017, we made an additional $100 million early repayment of debt.  From the beginning of 2016 to this most recent quarter our net-debt was reduced by 47%, from $4.5 billion to $2.4 billion.

•                 Merger of equals with Clariant terminated by mutual agreement.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts	2017	2016	2017	2017	2016

Revenues	$2,169	$1,831	$2,054	$6,155	$5,614

Net income	$179	$64	$183	$454	$220
Adjusted net income(1)	$164	$74	$144	$418	$302

Diluted income per share	$0.60	$0.23	$0.69	$1.60	$0.83
Adjusted diluted income per share(1)	$0.67	$0.31	$0.59	$1.72	$1.26

Adjusted EBITDA(1)	$340	$234	$299	$899	$787
Pro forma adjusted EBITDA(2)	$340	$227	$299	$899	$765

Net cash provided by operating activities	$261	$333	$207	$538	$736
Free cash flow(3)	$227	$251	$155	$404	$523

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported third quarter 2017 results with revenues of $2,169 million, net income of $179 million and adjusted EBITDA of $340 million.

Peter R. Huntsman, our President and CEO, commented:

“While I am disappointed that the merger of equals agreement with Clariant has been terminated, Huntsman’s future has never been brighter as our businesses continue to improve across the board, our balance sheet is as strong as it has ever been and will get even stronger with proceeds from upcoming Venator secondary sales. We look forward to achieving investment grade metrics in the near future. Huntsman remains focused on growing our downstream differentiated and specialty businesses, expanding our margins, and generating a consistently strong free cash flow.”

“Notwithstanding a $50 million impact from Hurricane Harvey on our third quarter EBITDA, our business was up $113 million over last year. Our business is operating at a 16% EBITDA margin to sales. Excluding the impact from Harvey, each one of our businesses performed well, growing adjusted EBITDA versus the prior year, as our underlying fundamentals remain positive across our core markets.  I expect each of our businesses to show year over year growth in the fourth quarter as well.  In addition to our strong operating performance in the third quarter, we successfully completed the IPO of our Pigments and Additives segment, now called Venator, and the $1.2 billion in the initial proceeds were used to reduce our leverage.  We also paid down an additional $100 million in debt from free cash flow earlier this week.  We are delivering on our commitments to our shareholders, as to date we have generated over $1 billion in free cash flow and reduced our net-debt by over $2 billion since 2016, while at the same time investing in our differentiated and specialty businesses.”

Segment Analysis for 3Q17 Compared to 3Q16

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended September 30, 2017 compared to the same period of 2016 was due to higher average selling prices and higher sales volumes. MDI average selling prices increased in response to continued strong market conditions and higher raw material costs. MTBE average selling prices increased primarily as a result of higher pricing for high octane gasoline. MDI sales volumes increased due to increased demand across most major markets. MTBE sales volumes increased due to the timing of shipments in the 2016 period, partially offset by the impact of hurricane related production outages during the third quarter of 2017. The increase in segment adjusted EBITDA was primarily due to higher MDI margins, partially offset by lower MTBE earnings and the $15 million estimated impact of hurricane related production outages during the third quarter of 2017.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended September 30, 2017 compared to the same period of 2016 was due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to the sale of the European surfactants business to Innospec Inc. on December 30, 2016 as well as the impact of hurricane related production outages in the third quarter of 2017, partially offset by higher sales volumes in our maleic anhydride and amines businesses. Average selling prices increased primarily in response to higher raw material costs and a favorable product mix effect. The decrease in segment adjusted EBITDA was primarily due to the estimated $35 million impact of hurricane related production outages in the third quarter of 2017 and the sale of the European surfactants business at the end of 2016. Pro-forma for the sale of our European surfactants business, adjusted EBITDA was flat year-over-year.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended September 30, 2017 compared to the same period of 2016 was due to higher sales volumes and higher average selling prices. Sales volumes increased primarily due to growth in our specialty electronics and electrical and coatings components businesses, partially offset by our withdrawal from certain low margin business. Average selling prices increased in response to higher raw material costs and favorable product mix. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and higher average selling prices, partially offset by higher raw material costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended September 30, 2017 compared to the same period of 2016 was due to higher sales volumes, partially offset by lower average selling prices.  Sales volumes increased in both textile chemicals and dyes, particularly in our Asia region. Average selling prices decreased primarily due to competitive market conditions. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and lower fixed costs, partially offset by lower margins.

Corporate, LIFO and other

For the three months ended September 30, 2017, segment adjusted EBITDA from Corporate and other for Huntsman Corporation increased by $3 million to a loss of $42 million from a loss of $45 million for the same period in 2016.

Held for Sale and Discontinued Operations

Our Pigments and Additives division, known as Venator, is now classified as Held for Sale on our balance sheet and treated as discontinued operations on our income statement.  We will be issuing a form 8K with certain restated historical financial data.

Liquidity, Capital Resources and Outstanding Debt

During the quarter we generated adjusted free cash flow of $227 million compared to $251 million a year ago. As of September 30, 2017, we had $1,211 million of combined cash and unused borrowing capacity compared to $1,208 million as of December 31, 2016.  Year to date, including the $1.2 billion debt repayment made with the proceeds of the Venator separation and the $100 million early repayment of debt made on our term loan this week, we have repaid approximately $1.6 billion of debt.

During the nine months ended September 30, 2017, we spent $159 million on capital expenditures compared to $214 million in 2016. We expect to spend approximately $290 million on capital expenditures in 2017.

Income Taxes

During the three months ended September 30, 2017, we recorded income tax expense of $35 million compared to $6 million during the same period in 2016.  In the third quarter 2017, our adjusted effective tax rate was 24%. We expect our fourth quarter adjusted effective tax rate to be similar to the third quarter. Our 2018 adjusted effective tax rate will be approximately 25% - 28%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2017 financial results on Friday, October 27, 2017 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 680 - 0890
International participants	(617) 213 - 4857
Passcode	547 974 21#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PRRFWWDBY.

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning October 27, 2017 and ending November 3, 2017.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	29385180

Upcoming Conferences

During the fourth quarter a member of management is expected to present at the Citi Basic Materials Conference on November 28, 2017 and the Bank of America Merrill Lynch Leveraged Finance Conference on November 30, 2017. A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2017	2016	2017	2016

Revenues	$2,169	$1,831	$6,155	$5,614
Cost of goods sold	1,695	1,475	4,852	4,444
Gross profit	474	356	1,303	1,170
Operating expenses	238	217	677	664
Restructuring, impairment and plant closing costs	1	38	13	56
Expenses associated with the merger	12	—	18	—
Operating income	223	101	595	450
Interest expense	(39)	(52)	(134)	(153)
Equity in income of investment in unconsolidated affiliates	1	1	4	4
Loss on early extinguishment of debt	(35)	(1)	(36)	(3)
Other income (expense)	1	(3)	2	(1)
Income before income taxes	151	46	431	297
Income tax expense	(35)	(6)	(78)	(65)
Income from continuing operations	116	40	353	232
Income (loss) from discontinued operations, net of tax(4)	63	24	101	(12)
Net income	179	64	454	220
Net income attributable to noncontrolling interests, net of tax	(32)	(9)	(64)	(22)
Net income attributable to Huntsman Corporation	$147	$55	$390	$198

Adjusted EBITDA(1)	$340	$234	$899	$787
Adjusted net income(1)	$164	$74	$418	$302

Basic income per share	$0.62	$0.23	$1.64	$0.84
Diluted income per share	$0.60	$0.23	$1.60	$0.83
Adjusted diluted income per share(1)	$0.67	$0.31	$1.72	$1.26

Common share information:
Basic shares outstanding	239	236	238	236
Diluted shares	244	240	244	239
Diluted shares for adjusted diluted income per share	244	240	244	239

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2017	2016	(Worse)	2017	2016	(Worse)

Segment Revenues:
Polyurethanes	$1,197	$891	34%	$3,172	$2,703	17%
Performance Products	501	509	(2)%	1,595	1,611	(1)%
Performance Products, pro forma(2)	501	451	11%	1,595	1,433	11%
Advanced Materials	263	247	6%	782	774	1%
Textile Effects	193	184	5%	586	567	3%
Corporate and eliminations	15	—	n/m	20	(41)	n/m
Total	$2,169	$1,831	18%	$6,155	$5,614	10%
Total, pro forma(2)	$2,169	$1,773	22%	$6,155	$5,436	13%

Segment Adjusted EBITDA(1):
Polyurethanes	$245	$137	79%	$556	$439	27%
Performance Products	63	70	(10)%	249	248	0%
Performance Products, pro forma(2)	63	63	0%	249	226	10%
Advanced Materials	56	55	2%	166	173	(4)%
Textile Effects	19	17	12%	64	59	8%
Corporate, LIFO and other	(43)	(45)	4%	(136)	(132)	(3)%
Total	$340	$234	45%	$899	$787	14%
Total, pro forma(2)	$340	$227	50%	$899	$765	18%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	September 30, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	20%	2%	0%	12%	34%
Polyurethanes, adj	21%	2%	1%	10%	34	%(d)
Performance Products	9%	1%	4%	(16)%	(2)%
Performance Products, adj	9%	1%	(2)%	18%	26	%(c)(d)
Advanced Materials	1%	2%	0%	3%	6%
Textile Effects	(1)%	1%	(2)%	7%	5%
Total Company	12%	2%	3%	1%	18%
Total Company, adj	11%	2%	1%	12%	26	%(c)(d)

	Nine months ended
	September 30, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	15%	0%	5%	(3)%	17%
Polyurethanes, adj	15%	0%	4%	1%	20	%(d)(e)
Performance Products	6%	0%	2%	(9)%	(1)%
Performance Products, adj	6%	0%	(2)%	12%	16	%(c)(d)
Advanced Materials	1%	0%	0%	0%	1%
Textile Effects	(2)%	0%	(3)%	8%	3%
Total Company	9%	0%	6%	(5)%	10%
Total Company, adj	8%	0%	3%	5%	16	%(c)(d)(e)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the sale of the European differentiated surfactants on December 30, 2016.

(d) Pro forma adjusted to exclude the impact from Hurricane Harvey in 3Q17 and Other weather realted outages in 2H16.

(e) Pro forma adjusted to exclude the impact from maintenance outages in 2Q17.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016
Net income	$179	$64			$179	$64	$0.73	$0.27
Net income attributable to noncontrolling interests	(32)	(9)			(32)	(9)	(0.13)	(0.04)

Net income attributable to Huntsman Corporation	147	55			147	55	0.60	0.23
Interest expense from continuing operations	39	52
Interest expense from discontinued operations(4)	8	—
Income tax expense from continuing operations	35	6	$(35)	$(6)
Income tax expense (benefit) from discontinued operations(4)	17	(7)
Depreciation and amortization from continuing operations	80	83
Depreciation and amortization from discontinued operations(4)	9	30
Acquisition and integration expenses	10	6	(3)	(2)	7	4	0.03	0.02
EBITDA / Income from discontinued operations, net of tax(4)	(97)	(47)	N/A	N/A	(63)	(24)	(0.26)	(0.10)
Minority interest of discontinued operations(1)(4)	12	3	N/A	N/A	12	3	0.05	0.01
Loss on early extinguishment of debt	35	1	(12)	—	23	1	0.09	—
Expenses associated with merger, net of tax	12	—	(1)	—	11	—	0.05	—
Net plant incident costs	13	—	(4)	—	9	—	0.04	—
Amortization of pension and postretirement actuarial losses	19	14	(3)	(5)	16	9	0.07	0.04
Restructuring, impairment and plant closing and transition costs	1	38	1	(12)	2	26	0.01	0.11

Adjusted(1)	$340	$234	$(57)	$(25)	$164	$74	$0.67	$0.31
Pro forma adjustments(2)	—	$(7)
Pro forma adjusted EBITDA(1)	$340	$227

Adjusted income tax expense(1)					$57	$25
Net income attributable to noncontrolling interests, net of tax					32	9
Minority interest of discontinued operations(1)(4)					(12)	(3)

Adjusted pre-tax income(1)					$241	$105

Adjusted effective tax rate					24%	24%

		Income Tax		Diluted Income
	EBITDA	Expense	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts	2017	2017	2017	2017
Net income	$183		$183	$0.75
Net income attributable to noncontrolling interests	(16)		(16)	(0.07)

Net income attributable to Huntsman Corporation	167		167	0.69
Interest expense from continuing operations	47
Interest expense from discontinued operations(4)	—
Income tax expense from continuing operations	24	$(24)
Income tax expense from discontinued operations(4)	21
Depreciation and amortization from continuing operations	79
Depreciation and amortization from discontinued operations(4)	29
Acquisition and integration expenses	4	—	4	0.02
EBITDA / Income from discontinued operations, net of tax(4)	(95)	N/A	(45)	(0.18)
Minority interest of discontinued operations(1)(4)	3	N/A	3	0.01
Gain on disposition of businesses/assets	(8)	—	(8)	(0.03)
Loss on early extinguishment of debt	1	—	1	—
Expenses associated with merger	6	N/A	6	0.02
Certain legal settlements and related expenses	1	—	1	—
Amortization of pension and postretirement actuarial losses	17	(4)	13	0.05
Restructuring, impairment and plant closing and transition costs	3	(1)	2	0.01

Adjusted(1)	$299	$(29)	$144	$0.59

Adjusted income tax expense(1)			$29
Net income attributable to noncontrolling interests, net of tax			16
Minority interest of discontinued operations(1)(4)			(3)

Adjusted pre-tax income(1)			$186

Adjusted effective tax rate			16%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures (cont.)

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016
Net income	$454	$220			$454	$220	$1.86	$0.92
Net income attributable to noncontrolling interests	(64)	(22)			(64)	(22)	(0.26)	(0.09)
Net income attributable to Huntsman Corporation	390	198			390	198	1.60	0.83
Interest expense from continuing operations	134	153
Interest expense (income) from discontinued operations(4)	8	(1)
Income tax expense from continuing operations	78	65	(78)	(65)
Income tax expense (benefit) from discontinued operations(4)	41	(8)
Depreciation and amortization from continuing operations	235	238
Depreciation and amortization from discontinued operations(4)	68	84
Acquisition and integration expenses	17	11	(4)	(3)	13	8	0.05	0.03
EBITDA / Income (loss) from discontinued operations, net of tax(4)	(218)	(63)	N/A	N/A	(101)	12	(0.41)	0.05
Minority interest of discontinued operations(1)(4)	18	8	N/A	N/A	18	8	0.07	0.03
Gain on disposition of businesses/assets	(8)	—	—	—	(8)	—	(0.03)	—
Loss on early extinguishment of debt	36	3	(12)	(1)	24	2	0.10	0.01
Expenses associated with merger	18	—	N/A	N/A	17	—	0.07	—
Certain legal settlements and related expenses	1	—	—	—	1	—	—	—
Net plant incident costs	13	—	(4)	—	9	—	0.04	—
Amortization of pension and postretirement actuarial losses	55	42	(11)	(10)	44	32	0.18	0.13
Restructuring, impairment and plant closing and transition costs	13	57	(2)	(15)	11	42	0.05	0.18
Adjusted(1)	$899	$787	$(111)	$(94)	$418	$302	$1.72	$1.26
Pro forma adjustments(2)	—	$(22)
Pro forma adjusted EBITDA(1)	$899	$765

Adjusted income tax expense(1)					$111	$94
Net income attributable to noncontrolling interests, net of tax					64	22
Minority interest of discontinued operations(1)(4)					(18)	(8)

Adjusted pre-tax income(1)					$575	$410

Adjusted effective tax rate					19%	23%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2017	2017	2016

Cash	$451	$486	$396
Accounts and notes receivable, net	1,247	1,207	1,183
Inventories	1,084	1,089	918
Other current assets	240	236	281
Current assets held for sale	2,745	962	777
Property, plant and equipment, net	3,035	3,039	3,034
Other assets	1,181	1,194	1,137
Noncurrent assets held for sale	—	1,475	1,463

Total assets	$9,983	$9,688	$9,189

Accounts payable	$891	$864	$790
Other current liabilities	537	460	471
Current portion of debt	29	41	50
Current liabilities held for sale	1,633	518	467
Long-term debt	2,845	4,061	4,122
Other liabilities	1,457	1,466	1,429
Noncurrent liabilities held for sale	—	400	393
Total equity	2,591	1,878	1,467

Total liabilities and equity	$9,983	$9,688	$9,189

Table 6 — Outstanding Debt

	September 30,	December 31,
In millions	2017	2016

Debt:
Senior credit facilities	$592	$1,967
Accounts receivable programs	184	208
Senior notes	1,913	1,812
Variable interest entities	114	126
Other debt	71	59

Total debt - excluding affiliates	2,874	4,172

Total cash	451	396

Net debt- excluding affiliates	$2,423	$3,776

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2017	2016	2017	2016

Total cash at beginning of period(a)	$520	$383	$425	$269

Net cash provided by operating activities - continuing operations	261	333	538	736
Net cash provided by operating activities - discontinued operations(4)	88	72	205	112
Net cash used in investing activities - continuing operations	(50)	(82)	(145)	(213)
Net cash used in investing activities - discontinued operations(4)	(61)	(14)	(49)	(57)
Net cash used in financing activities	(125)	(244)	(349)	(397)
Effect of exchange rate changes on cash	4	1	12	1
Change in restricted cash	—	1	—	(1)

Total cash at end of period(a)	$637	$450	$637	$450

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(30)	$(36)	$(122)	$(139)
Cash (paid) received for income taxes	(21)	(8)	36	(29)
Cash paid for capital expenditures	(58)	(82)	(159)	(214)
Depreciation and amortization	80	83	235	238

Changes in primary working capital:
Accounts and notes receivable	$(28)	$68	$(148)	$(3)
Inventories	19	57	(118)	133
Accounts payable	16	13	95	(11)

Total cash (used in) provided by primary working capital	$7	$138	$(171)	$119

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Free cash flow(3):
Net cash provided by operating activities	$261	$333	$538	$736
Capital expenditures	(58)	(82)	(159)	(214)
All other investing activities, excluding acquisition and disposition activities(b)	6	—	7	1
Non-recurring merger costs(c)	18	—	18	—

Total free cash flow	$227	$251	$404	$523

Adjusted EBITDA	$340	$234	$899	$787
Capital expenditures	(58)	(82)	(159)	(214)
Capital reimbursements	—	2	1	28
Interest	(30)	(36)	(122)	(139)
Income taxes	(21)	(8)	36	(29)
Primary working capital change	7	138	(171)	119
Restructuring	(7)	(19)	(26)	(42)
Pensions	(48)	(13)	(85)	(45)
Maintenance & other	44	35	31	58

Total free cash flow(3)	$227	$251	$404	$523

Free cash flow of discontinued operations(3)(4)	$61	$52	$217	$49

(a) Includes restricted cash and cash held in discontinued operations.

(b) Represents “Acquisition of business, net of cash acquired”,  “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

(c) Represents payments associated with one-time costs of the proposed merger of equals with Clariant.

Footnotes

(1)   We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses; (f) Income (loss) from discontinued operations, net of tax; (g) minority interest from discontinued operations (h) loss (gain) on disposition of businesses/assets; (i) loss on early extinguishment of debt; (j) expenses associated with merger; (k) certain legal settlements and related expenses (l) net plant incident costs (credits); (m) amortization of pension and postretirement actuarial losses (gains); and (n) restructuring, impairment and plant closing costs (credits).  The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss: (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses, purchase accounting adjustments; (c) impact of certain foreign tax credit elections; (d) Income (loss) from discontinued operations, net of tax;; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) expenses associated with the merger; (i) certain legal settlements and related expenses; (j) net plant incident costs (credits); (k) minority interest from discontinued operations; (l) amortization of pension and postretirement actuarial losses (gains); and  (m) restructuring, impairment and plant closing costs (credits).    The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)   Pro forma adjusted to exclude the sale of our European differentiated surfactants business to Innospec on December 30, 2016 as if it had occurred at the beginning of the relevant period.

(3)   Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(4)   During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC;  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2016 revenues of more than  $7 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in over 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

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LinkedIn: www.linkedin.com/company/huntsman

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to: effects of disruption caused by the announcement of and termination of the merger of equals transaction and its termination making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated transaction and its termination may result in significant costs of defense, indemnification and liability; transaction costs; volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses,  and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.